FIRST AMENDMENT TO LOAN AGREEMENT

                  This First Amendment to Loan Agreement (this "Amendment") is entered into with reference to the Senior Secured Multiple Draw Term Loan
Agreement dated as of December 13, 1999 among Penn National Gaming of West Virginia, Inc. ("Borrower"), the Lenders party thereto and Bank of America, N.A., as Administrative Agent (as heretofore amended, the "Loan Agreement"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Loan Agreement.

                  Borrower and the Lenders hereby agree to amend the Loan Agreement as follows:

          1. Definitions. Section 1.1 of the Loan Agreement is hereby amended to add the following definition:

         "Charles Town Purchase Agreement" means the agreement for sale of membership interests in PNGI Charles Town Gaming Limited Liability Company, copies of which have been distributed to the Banks.

          2. Consent to Charles Town Buy-Out. Section 6.18 of the Loan Agreement
     is     hereby     amended     to    read     in     full    as     follows:


         "6.18      Acquisitions      and       InvestmentsAcquisitions      and
         InvestmentsAcquisitions and Investments. Make any Acquisition or make any Investment other than (a) Acquisitions and Investments permitted by
         Section 8.05 of the PNGI Credit Agreement which do not constitute Significant Transactions and (b) Investments consisting of the purchase of the remaining ownership of PNGI Charles Town Gaming Limited Liability Company not owned by Borrower as of the Closing Date pursuant to the Charles Town Purchase Agreement."

          3.  Acknowledgment  Regarding Casino Magic.  Borrower confirms that it
     has    entered    into   an    agreement    to    purchase    the    Casino
       Magic  Bay  St.  Louis  and
     Boomtown Biloxi properties from Pinnacle Entertainment, Inc. (formerly known as "Hollywood Park Corporation"). Borrower acknowledges that the consummation of the proposed purchase will constitute a "Significant
     Transaction" as defined in the Loan Agreement and will require the concurrent repayment in full of all of the Obligations and the termination of the Commitment.

          4. Expenses. Borrower confirms that pursuant to Section 11.3 of the Loan Agreement, it has agreed to pay all reasonable out-of-pocket cost and expenses of the Administrative Agent in connection with this Amendment.

          5. Representations and Warranties. Borrower represents and warrants to
     the      Administrative      Agent      and     the      Lenders      that:


         (a) no Default or Event of Default has occurred and remains continuing or will result from the consummation of the transactions contemplated by the Charles Town Purchase Agreement. (b) Borrower has delivered a true, correct and complete copy of the Charles Town Purchase Agreement to each of the Banks..

          6.  Confirmation.  In all  other  respects,  the  terms  of  the  Loan
     Agreement   and  the   other   Loan   Documents   are   hereby   confirmed.



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                  IN WITNESS WHEREOF, Borrower and the Administrative Agent have executed this Amendment as of March 29, 2000 by their duly authorized representatives.

          PENN NATIONAL GAMING OF WEST VIRGINIA, INC.


          By: __/s/Robert S. Ippolito

          Title: _Secretary/Treasurer________


          BANK OF AMERICA, N.A.


          By: _/s/Jeff Bailard___________________

          Title: _Vice President_________________


          FIRST UNION NATIONAL BANK


          By: _/s/_Lynn B. Eagleson____________

          Title: __Vice President______________

 The undersigned hereby consent to the foregoing:

 PENN NATIONAL GAMING, INC.

 By: __/s/Robert S. Ippolito

 Title: _Secretary/Treasurer________

 PNGI CHARLES TOWN GAMING LIMITED LIABILITY COMPANY

 By: __/s/Robert S. Ippolito

 Title: _Secretary/Treasurer________











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